Exhibit 5.12

CONSENT OF P. STEPHENSON

Reference is made to the Registration Statement on Form F-10 and the documents incorporated by reference therein (the “Registration Statement”) of Goldcorp Inc. (the “Company”) and any amendments thereto to be filed with the United States Securities and Exchange Commission pursuant to the United States Securities Act of 1933, as amended, and the Form 40-F (the “40-F”), the Annual Information Form (the “AIF”) and Management’s Discussion and Analysis (“MD&A”) of the Company for the year ended December 31, 2009, which are filed as exhibits to and incorporated by reference in the Registration Statement.

I hereby consent to the references to, and the information derived from, the following report(s), to the references, as applicable, to my name in connection with (including, as an expert) the following report(s) and documents:

1.	The technical report dated May 1, 2008, entitled “Pueblo Viejo Gold Project, Dominican Republic Technical Report” (the “Pueblo Viejo Report”); and

2.	The Registration Statement, the 40-F, the MD&A and the AIF, which include references in connection with information relating to the Pueblo Viejo Report and the Pueblo Viejo Project, and the properties described therein.

Date: March 19, 2010

/s/  Patrick Stephenson

Name:	Patrick Stephenson, FAusIMM (CP)
AMC Mining Consultants (Canada) Ltd.